 Leuthold Funds, Inc. 485BPOS

Exhibit (g)(ii)

LEUTHOLD FUNDS, INC.

SECOND AMENDMENT TO THE

AMENDED AND RESTATED CUSTODY AGREEMENT

THIS SECOND AMENDMENT, effective as of January 31, 2023, to the Amended and Restated Custody Agreement, dated as of October 1, 2019, as amended (the "Agreement"), is entered by and between LEUTHOLD FUNDS, INC., a Maryland corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business in Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend Exhibit A of the Agreement to reflect a fund name change; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized and approved by the Board of Directors.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A of the Agreement shall be superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LEUTHOLD FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John Mueller	By:	/s/ Gregory Farley

Name:	John Mueller	Name:	Gregory Farley

Title:	President	Title:	Sr. Vice President

Exhibit A to the Amended and Restated Custody Agreement

The separate Mutual Fund Series and ETF Series of the Leuthold Funds, Inc.

Leuthold Grizzly Short Fund

Leuthold Core Investment Fund Retail Class

Leuthold Core Investment Fund – Institutional Class

Leuthold Select Industries Fund

Leuthold Global Fund Retail Class

Leuthold Global Fund – Institutional Class

Leuthold Core ETF

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